Federated Investors, Inc. Appoints New Head of Sales
(PITTSBURGH, Pa., May 16, 2016) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, today announced the appointment of Paul A. Uhlman as president of Federated Securities Corp., Federated’s distribution arm for domestic markets, effective June 15, 2016. The announcement was made by J. Christopher Donahue, president and chief executive officer of Federated Investors, Inc.
Uhlman will replace Thomas E. Territ who will remain with Federated and participate in the transition of duties over the next three months before retiring later in the third quarter. Territ joined Federated in 1983 and held several positions with increasing levels of responsibility during his outstanding career.
“Tom was an important part of Federated’s growth over many years and during his tenure as president of the sales organization, led Federated’s domestic sales effort to record highs in sales and assets,” Donahue said. “I’d like to thank him for his dedication and many contributions over the past 33 years.”
In his new role, Uhlman will report to Donahue and provide overall leadership to Federated’s four domestic sales units: broker/dealer; wealth management and trust; institutional and retirement; and separately managed accounts (SMAs). A 26-year veteran of the company, Uhlman has most recently served as national sales director for Federated’s Institutional and Retirement Sales Division with assets totaling more than $60 billion. In this role, he led the group responsible for sales to pension accounts and other retirement programs, endowments, foundations, states and other government entities.
He joined the company in 1990, serving as an account administrator and sales representative and later as a vice president in trust sales. In 1999, his role expanded to sales director, global accounts. He was named senior vice president in 2004, national sales director for institutional sales in 2007 and executive vice president in 2010. He has a bachelor’s degree from the University of Pittsburgh and an MBA from Columbia University.
“Paul has successfully led the institutional sales division at Federated to new heights, expanding our relationships in the demanding world of top-level institutional investors,” Donahue said. “In his new role, Paul will apply his leadership skills and management abilities to a broader, more diverse group of customers.”
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Federated Investors, Inc. is one of the largest investment managers in the United States, managing $369.7 billion in assets as of March 31, 2016. With 124 funds and a variety of separately managed account options, Federated provides comprehensive investment management to approximately 8,400 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.

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